EXHIBIT 3.4

                             CERTIFICATE FOR RENEWAL
                             AND REVIVAL OF CHARTER

Century Pacific Fidelity Corporation (formerly known as) Century Pacific Corporation, a corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is Century Pacific Fidelity Corporation (FORMERLY KNOWN AS) Century Pacific Corporation.

2. Its registered office in the State of Delaware is located at Three Chrsitina Centre, 201N. Walnut Street, Wilminton, DE 19801, County of New Castle. The name and address of its registered agent is The Company Corporation, address, "same as above".

3. The date of filing of the original Certificate of Incorporation in Delaware was 12-29-82.

4. The date when restoration, renewal and revival of the charter of this company is to commence is the 28th day of February, 1993, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, A.D. 1993, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Carlton V. Phillips, its authorized officer has hereunto set his/her hand to this certificate this 15th day of December 1994.

                                   By:      /S/ CARLTON V. PHILLIPS
                                            ---------------------------
                                            Authorized Officer, Title

                                            Carlton V. Phillips, President